Exhibit 99.1

Washington Prime Acquires Partner’s Interest in Clay Terrace

BETHESDA, June 16, 2014 /PRNewswire/ — Washington Prime Group (NYSE:WPG) announced today that it has entered into a definitive agreement to acquire its partner’s 50 percent interest in Clay Terrace, a 577,000 square foot lifestyle center located in Carmel, Indiana for approximately $22.9 M plus its partner’s share of debt of $57.5M.  The transaction is expected to close later this week.  The center, which is 97.8 percent occupied, is anchored by Dick’s Sporting Goods, DSW and Whole Foods and includes several national and local retailers as well as a variety of dining options.  Also included in the transaction is land available for development.

Washington Prime’s partner, Bob Lauth, exchanged his interest in the property for Washington Prime partnership units. Mr. Lauth commented, “My partners and I have enjoyed strong returns from our ownership in Clay Terrace and we look forward to a profitable future as Washington Prime unitholders.”

About Washington Prime Group

Washington Prime Group (NYSE:WPG) is a retail REIT that owns and manages 98 shopping centers totaling 53 million square feet diversified by size, geography and tenancy.  Washington Prime combines a national real estate portfolio with an investment grade balance sheet and will leverage its expertise across the entire shopping center sector to increase cash flow through rigorous asset management of existing assets as well as select development and acquisitions of new assets with franchise value.  For more information visit washington.prime.com

CONTACT:  Investors and Media, 1-240-630-0021